------                                       --------------------------------
FORM 4                                                  OMB APPROVAL
------                                       --------------------------------
[ ] Check this box if no longer              OMB Number             3235-0287
    subject to Section 16 Form 4 or          Expires:      September 30, 1998
    Form 5 obligations may continue.         Estimated average burden
    See Instruction 1(b).                    hours per response ......... 0.5
                                             --------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-----------------------------------------------------------
1. Name and Address of Reporting Person*

   Miller, III      Lloyd              I
   --------------------------------------------
   (Last)          (First)          (Middle)

   4550 Gordon Drive
   --------------------------------------------
                   (Street)

   Naples            FL              34102
   --------------------------------------------
   (City)          (State)           (Zip)

-----------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   I.C.H. Corporation (IH)
-----------------------------------------------------------
3. IRS or Social Security Number of Reporting Person
   (Voluntary)

   ###-##-####
-----------------------------------------------------------
4. Statement for Month/Year

   December, 1997
-----------------------------------------------------------
5. If Amendment, Date or Original (Month/Year)

-----------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

         Director                    X   10% Owner
   -----                           -----
         Officer (give                   Other (specify
   -----         title below)      -----       below)

           --------------------------
-----------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
   -----
         Form filed by More than One Reporting Person
   -----
-----------------------------------------------------------

TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Trans-      3. Trans-       4. Securities Acquired (A)    5. Amount of       6. Owner-    7. Nature
   (Instr. 3)             action         action          or Disposed of (D)            Securities         ship         of Indirect
                          Date           Code            (Instr. 3, 4 and 5)           Beneficially       Form:        Beneficial
                                         (Instr. 8)                                    Owned at           Direct       Owner-
                          (Month/                                                      End of Month       (D) or       ship
                          Day/        ------------------------------------------                          Indirect
                          Year)                                (A) or                                     (I)
                                        Code    V     Amount   (D)     Price           (Instr. 3 and 4)   (Instr. 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             11/17/97       P             3,600(1)   A    $3.079                                  I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             11/18/97       P             2,600(1)   A    $3.179                                  I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             11/19/97       P             5,200(1)   A    $3.551                                  I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             11/25/97       P             2,800(1)   A    $3.521                                  I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             12/9/97        P             1,300(1)   A    $3.796                                  I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             12/10/97       P             2,700(1)   A    $3.21                                   I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.             SEC 1474(7-96)

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. TITLE OF DERIVATIVE SECURITY  2. CONVERSION  3. TRANSACTION   4. TRANSACTION     5. NUMBER OF DERIVATIVE    6. DATE EXERCISABLE
   (INSTR. 3)                      OR EXERCISE     DATE (MONTH/     CODE (INSTR. 8)    SECURITIES ACQUIRED (A)    AND EXPIRATION
                                   PRICE OF        DAY/YEAR)                           OR DISPOSED OF (D)         DATE (MONTH/DAY/
                                   DERIVATIVE                                          (INSTR. 3, 4, AND 5)       YEAR)
                                   SECURITY                                                                     -------------------
                                                                                                                DATE
                                                                 ---------------------------------------------- EXER-    EXPIRATION
                                                                 CODE      V             (A)       (D)          CISABLE  DATE
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


7. TITLE AND AMOUNT OF     8. PRICE OF      9. NUMBER OF       10. OWNERSHIP     11. NATURE OF
   UNDERLYING SECURITIES      DERIVATIVE       DERIVATIVE          FORM OF           INDIRECT
   (INSTR. 3 AND 4)           SECURITY         SECURITIES          DERIVATIVE        BENEFICIAL
                              (INSTR. 5)       BENEFICIALLY        SECURITY:         OWNERSHIP
                                               OWNED AT END        DIRECT (D)        (INSTR. 4)
                                               OF MONTH            INDIRECT (I)
                                               (INSTR. 4)          (INSTR. 4)
--------------------------
               AMOUNT OR
     TITLE     NUMBER OF
               SHARES

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-----------------------------------------------------------------------------------------------------------------------------------
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

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/ Lloyd I. Miller, III                        1/12/98
-------------------------------------   --------------------------
  **Signature of Reporting Person                 Date


                                                                          Page 2
                                                                 SEC 1474 (7-96)

------                                       --------------------------------
FORM 4                                                  OMB APPROVAL
------                                       --------------------------------
[ ] Check this box if no longer              OMB Number             3235-0287
    subject to Section 16 Form 4 or          Expires:      September 30, 1998
    Form 5 obligations may continue.         Estimated average burden
    See Instruction 1(b).                    hours per response ......... 0.5
                                             --------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-----------------------------------------------------------
1. Name and Address of Reporting Person*

   Miller, III      Lloyd              I
   --------------------------------------------
   (Last)          (First)          (Middle)

   4550 Gordon Drive
   --------------------------------------------
                   (Street)

   Naples            FL              34102
   --------------------------------------------
   (City)          (State)           (Zip)

-----------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   I.C.H. Corporation (IH)
-----------------------------------------------------------
3. IRS or Social Security Number of Reporting Person
   (Voluntary)

   ###-##-####
-----------------------------------------------------------
4. Statement for Month/Year

   December, 1997
-----------------------------------------------------------
5. If Amendment, Date or Original (Month/Year)

-----------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

         Director                    X   10% Owner
   -----                           -----
         Officer (give                   Other (specify
   -----         title below)      -----       below)

           --------------------------
-----------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
   -----
         Form filed by More than One Reporting Person
   -----
-----------------------------------------------------------

TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   2. Trans-      3. Trans-       4. Securities Acquired (A)    5. Amount of       6. Owner-    7. Nature
   (Instr. 3)             action         action          or Disposed of (D)            Securities         ship         of Indirect
                          Date           Code            (Instr. 3, 4 and 5)           Beneficially       Form:        Beneficial
                                         (Instr. 8)                                    Owned at           Direct       Owner-
                          (Month/                                                      End of Month       (D) or       ship
                          Day/        ------------------------------------------                          Indirect
                          Year)                                (A) or                                     (I)
                                        Code    V     Amount   (D)     Price           (Instr. 3 and 4)   (Instr. 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             12/15/97       P               200(1)   A    $3.848                                  I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             12/31/97       P             6,000(1)   A    $3.640             93,198               I       By Trust A-4
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             12/8/97        P             2,000      A    $3.780                                  D       By Milfam II,
                                                                                                                      LLC
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             12/11/97       P             3,700      A    $3.766             10,000               D       By Milfam II,
                                                                                                                      LLC
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock             12/16/97       P             2,400      A    $3.780            145,982               D       By Milfam I,
                                                                                                                      LLC
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.             SEC 1474(7-96)

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).